PRICING TERM SHEET, dated March 23, 2006	Filed pursuant to Rule 433 Registration No. 333-131255

$300,000,000 Floating Rate Guaranteed Notes Due 2009

Issuer:	Brandywine Operating Partnership, L.P.
Guarantor:	Brandywine Realty Trust
Size:	$300,000,000
Maturity:	April 1, 2009
Coupon (Interest Rate):	3 Month LIBOR Telerate plus 0.45% (45 basis points)
Interest Payment and Reset Dates:	January 1, April 1, July 1 and October 1, commencing July 1, 2006
Day Count Convention:	Actual / 360
Redemption Provision:	Redeemable at 100% beginning on October 1, 2006 and on each interest payment date thereafter
Price to Public:	100%
Proceeds to Issuer:	$298,650,000
Settlement Date:	T+3; March 28, 2006
Denominations:	$5,000 x $1,000
CUSIPS:	105340AD5
Joint Book-Running Managers:		Underwriting

	J. P. Morgan Securities Inc.	$68,010,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$68,010,000
	Wachovia Capital Markets, LLC	$68,010,000
Co-Managers:
	Greenwich Capital Markets, Inc.	$18,000,000
	Wells Fargo Securities, LLC	$18,000,000
	Commerzbank Capital Markets Corp.	$14,010,000
	Piper Jaffray & Co.	$14,010,000
	Sun Trust Capital Markets, Inc.	$14,010,000
	BNY Capital Markets, Inc.	$9,970,000
	PNC Capital Markets LLC	$7,970,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Investor Relations collect at 610-325-5600 or emailing chris.marr@brandywinerealty.com at Brandywine Realty Trust.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

PRICING TERM SHEET, dated March 23, 2006

$300,000,000 5.75% Guaranteed Notes Due 2012

Issuer:	Brandywine Operating Partnership, L.P.
Guarantor:	Brandywine Realty Trust
Size:	$300,000,000
Maturity:	April 1, 2012
Coupon (Interest Rate):	5.75%
Yield to Maturity:	5.815%
Spread to Benchmark Treasury:	1.07% (+107 basis points)
Benchmark Treasury:	4.875% February 15, 2012
Benchmark Treasury Price and Yield:	100-21; 4.745%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2006
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .15% (15 basis points)
Price to Public:	99.674%
Proceeds to Issuer:	$297,184,500
Settlement Date:	T+3; March 28, 2006
Denominations:	$5,000 x $1,000
CUSIPS	105340AE3
Joint Book-Running Managers:		Underwriting

	J. P. Morgan Securities Inc.	$68,010,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$68,010,000
	Wachovia Capital Markets, LLC	$68,010,000
Co-Managers:
	Greenwich Capital Markets, Inc.	$18,000,000
	Wells Fargo Securities, LLC	$18,000,000
	Commerzbank Capital Markets Corp.	$14,010,000
	Piper Jaffray & Co.	$14,010,000
	Sun Trust Capital Markets, Inc.	$14,010,000
	BNY Capital Markets, Inc.	$9,970,000
	PNC Capital Markets LLC	$7,970,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Investor Relations collect at 610-325-5600 or emailing chris.marr@brandywinerealty.com at Brandywine Realty Trust.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

PRICING TERM SHEET, dated March 23, 2006

$250,000,000 6.00% Guaranteed Notes Due 2016

Issuer:	Brandywine Operating Partnership, L.P.
Guarantor:	Brandywine Realty Trust
Size:	$250,000,000
Maturity:	April 1, 2016
Coupon (Interest Rate):	6.00%
Yield to Maturity:	6.073%
Spread to Benchmark Treasury:	1.34% (134 basis points)
Benchmark Treasury:	4.50% February 15, 2016
Benchmark Treasury Price and Yield:	98-5+; 4.733%
Interest Payment Dates:	April 1 and October 1, commencing October 1 2006
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .20% (20 basis points)
Price to Public:	99.458%
Proceeds to Issuer:	$247,020,000
Settlement Date:	T+3; March 28, 2006
Denominations:	$5,000 x $1,000
CUSIPS	105340AF0
Joint Book-Running Managers:		Underwriting

	J. P. Morgan Securities Inc.	$56,650,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$56,650,000
	Wachovia Capital Markets, LLC	$56,650,000
Co-Managers:
	Greenwich Capital Markets, Inc.	$15,000,000
	Wells Fargo Securities, LLC	$15,000,000
	Commerzbank Capital Markets Corp.	$11,650,000
	Piper Jaffray & Co.	$11,650,000
	Sun Trust Capital Markets, Inc.	$11,650,000
	BNY Capital Markets, Inc.	$8,350,000
	PNC Capital Markets LLC	$6,750,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Investor Relations collect at 610-325-5600 or emailing chris.marr@brandywinerealty.com at Brandywine Realty Trust.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.